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                                                      REGISTRATION NO. 33-98528
                                                      RULE 424(B)(3)


                            SUPPLEMENT TO PROSPECTUS

                             DATED NOVEMBER 25, 1997

                                  PHYCOR, INC.

                                3,000,000 SHARES

                                  COMMON STOCK

                                 --------------

     The Prospectus, dated November 25, 1997 (the "Prospectus"), to which this Supplement, dated July 15, 1998, is attached (the "Supplement"), relates to the resale by the holders thereof of up to 3,000,000 shares of the Common Stock, no par value per share ("Common Stock"), of PhyCor, Inc. (the "Company"), issued or to be issued by the Company without registration under the Securities Act of 1933, as amended (the "Act"), in connection with the Company's affiliation and long-term relationships with single- and multi-specialty medical clinics, individual physician practices and related businesses, including, but not limited to, management services organizations, consulting firms and other physician management companies. In addition, the Prospectus also relates to the resale by certain selling shareholders of Common Stock issued without registration under the Act in transactions not involving public offerings upon the exercise of (i) options granted by the Company prior to the adoption by the Company of its stock incentive plans; and (ii) stock purchase warrants issued, or to be issued from time to time, in connection with financing activities, acquisitions and related transactions, including, but not limited to, (A) warrants issued as consideration for consulting or other services provided or to be provided to the Company and the execution of a management or service agreement with the Company or an affiliate and (B) warrants issued by the Company to former holders of shares of Common Stock of PhyCor Management Corporation, a wholly-owned subsidiary of the Company.

     This Supplement relates to the resale, from time to time, by the persons listed on Schedule A hereto (each a "Selling Shareholder") of up to an aggregate of 614,957 shares (the "Shares") of Common Stock. Pursuant to an Agreement and Plan of Merger, dated as of June 11, 1998, as amended June 30, 1998 (the "Merger Agreement"), pursuant to which The Morgan Health Group, Inc., a Georgia corporation ("Morgan"), merged with and into PM Merger Corporation, a Georgia corporation and wholly-owned subsidiary of the Company ("PhyCor-Sub"). In connection with this transaction, the Company issued the Shares to the Selling Shareholders in the amounts listed on Schedule A hereto. Terms defined in the Prospectus have the same meaning in this Supplement unless the context otherwise requires.

                                 --------------

                  The date of this Supplement is July 15, 1998




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     THIS SUPPLEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED
HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST, AT NO CHARGE, FROM THE COMPANY. REQUESTS SHOULD BE DIRECTED TO PHYCOR, INC., 30 BURTON HILLS BOULEVARD, SUITE 400, NASHVILLE, TENNESSEE 37215,
ATTENTION: N. CAROLYN FOREHAND, VICE PRESIDENT AND GENERAL COUNSEL.

Selling Shareholders

     Each Selling Shareholder is a former shareholder of Morgan. Morgan merged with and into PhyCor-Sub pursuant to the Merger Agreement. In connection therewith, the Company issued the Shares to the Selling Shareholders in a transaction exempt from the registration requirements of the Act. The Shares may be resold by a Selling Shareholder through a registered broker-dealer in accordance with the terms of the Prospectus and this Supplement. The aggregate number of Shares that may be resold by each Selling Shareholder is indicated on Schedule A hereto.

Plan of Offering

     This Supplement relates to the reoffering, from time to time, of the Shares through a registered broker-dealer. The resale of the Shares will be effected through a registered broker-dealer in private or block transactions in the over-the-counter market (including The Nasdaq National Market System) or otherwise at fixed prices which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price, or at negotiated prices. The broker-dealer may effect such transactions by selling the Shares to or through other broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). As a result of the reoffering of the Shares pursuant to the Prospectus, as supplemented hereby, the Company and the respective broker-dealers may be deemed to be "underwriters" within the meaning of Section 2(11) of the Act, and any commissions received by (or discounts allowed to) them and any profit on the resale of the Shares as principal may be deemed to be underwriting discounts and commissions.




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                                   Schedule A

                         Selling Shareholder Information


====================================================================================
                                                                             TOTAL
                                                               TIN/SOCIAL    PHYCOR
          NAME                         ADDRESS                 SECURITY #    STOCK
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
Highland Capital Partners, II   Two International Place        04-3143723    247,762
Ltd. Partnership                Boston, MA  02110
------------------------------------------------------------------------------------
North American Care             One Boston Place, #2820        04-3208746     52,338
                                Boston, MA  02108
------------------------------------------------------------------------------------
ABS Ventures IV                 One South Street, #2150        52-2017218    126,614
                                Baltimore, MD  21202-3220
------------------------------------------------------------------------------------
AMS/Brian Murphy                1012 West Ninth Avenue,       ###-##-####      6,911
                                #150
                                King of Prussia, PA  19406
------------------------------------------------------------------------------------
Bessemer Venture Partners,      1400 Old Country Road, #407    11-3197679    158,870
 III, LP                        Westbury, NY  11590
------------------------------------------------------------------------------------
Belisarius Corp.                1400 Old Country Road, #407    13-3602954        594
                                Westbury, NY  11590
------------------------------------------------------------------------------------
Neill H. Brownstein             1400 Old Country Road, #407   ###-##-####      1,366
                                Westbury, NY  11590
------------------------------------------------------------------------------------
Robert H. Buescher              1400 Old Country Road, #407   ###-##-####        356
                                Westbury, NY  11590
------------------------------------------------------------------------------------
David J. Cowan                  1400 Old Country Road, #407   ###-##-####        475
                                Westbury, NY  11590
------------------------------------------------------------------------------------
Richard R. Davis                1400 Old Country Road, #407   ###-##-####      1,188
                                Westbury, NY  11590
------------------------------------------------------------------------------------
Christopher F O Gabrieli        1400 Old Country Road, #407   ###-##-####      8,913
                                Westbury, NY  11590
------------------------------------------------------------------------------------
G. Felda Hardyman               1400 Old Country Road, #407   ###-##-####      3,565
                                Westbury, NY  11590
------------------------------------------------------------------------------------
Barbara M. Henagan              1400 Old Country Road, #407   ###-##-####        594
                                Westbury, NY  11590
------------------------------------------------------------------------------------
Bradford Mills                  1400 Old Country Road, #407   ###-##-####        118
                                Westbury, NY  11590
------------------------------------------------------------------------------------
Gautam A. Prakash               1400 Old Country Road, #407   ###-##-####        594
                                Westbury, NY  11590
------------------------------------------------------------------------------------
Quentin Corp.                   1400 Old Country Road, #407   13-35556996      1,782
                                Westbury, NY  11590
------------------------------------------------------------------------------------
Thomas F. Ruhm                  1400 Old Country Road, #407   ###-##-####        153
                                Westbury, NY  11590
------------------------------------------------------------------------------------
Robi L. Soni                    1400 Old Country Road, #407   ###-##-####        355
                                Westbury, NY  11590
------------------------------------------------------------------------------------
BVP III Special Situations      1400 Old Country Road, #407    11-3218383      2,409
                                Westbury, NY  11590
------------------------------------------------------------------------------------
====================================================================================




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